EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-278233) on Form S-3 and in the registration statements (Nos. 333-32842, 333-97995, 333-107480, 333-150956, 333-168332, 333-225134, 333-279597) on Form S-8 and in the registration statement (No. 333-282822) on Form S-4 of our reports dated February 28, 2025, with respect to the consolidated financial statements of NBT Bancorp Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Albany, New York
February 28, 2025